Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TECTON CORPORATION

A Nevada Corporation

THE UNDERSIGNED, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Amended and Restated Articles of Incorporation, in writing, and do hereby certify:

ARTICLE I.

NAME

The name of the corporation shall be Tecton Corporation and shall be governed by Chapter 78 of the Nevada Revised Statutes.

ARTICLE II.

NATURE AND PURPOSE

The nature of the business shall be to engage in any and all lawful activity permitted by the laws of the State of Nevada and desirable to support the continued existence of the corporation.

The corporation shall have the power to conduct its business both within and without the State of Nevada.

ARTICLE III.

PRINCIPAL OFFICE

The principal office of the corporation shall be: 15500 Roosevelt Blvd., Suite 303, Clearwater, FL  33760.

ARTICLE IV.

CAPITAL STOCK

The total authorized capital stock of the corporation shall be One Hundred Ten Million (110,000,000) shares.

One Hundred Million (100,000,000) shares  shall be common stock with a par value of $.01 per share, all or any part of which capital stock may be paid for in cash, in property or in labor and services at a fair valuation to be fixed by the Board of Directors.  Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof.  Each share of stock shall have voting privileges and will be eligible for dividends.

Ten Million (10,000,000) shares  shall be preferred stock, par value of $.001 per share, whose voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights shall be determined from time to time by resolution of the Board of Directors of the corporation.

ARTICLE V.

GOVERNING BOARD

The governing board of this corporation shall be known as Directors, which shall consist of not less than one (1) Director and not more than fifteen (15) Directors and the number of the Directors may from time to time be increased or decreased in such manner provided by the By-Laws of this corporation, provided that the number of Directors shall not be reduced to less than one (1) Director.

The election of the Directors shall be on an annual basis.  Each Director shall be of full and legal age.

A quorum for the transaction of business shall be a simple majority of the Directors so qualified and present at a meeting.  Meetings of the Board of Directors may be held within or without the State of Nevada and members of the Board of Directors need not be stockholders.  Attendance at any meeting of the Board of Directors may be in person or by any electronic or telephonic means accessible.

ARTICLE VI.

INDEMNFICATION

The corporation shall have the power to indemnify any officer, director or former officer or director to the fullest extent permitted by law.

ARTICLE VII.

CONSENT TO ACT WITHOUT MEETING

If all of the directors severally and collectively consent in writing to any action taken or to be taken by the corporation and the writings evidencing their consent are filed with the Secretary of the Corporation, the action shall be as valid as though it had been authorized at a meeting of the Board of Directors.

ARTICLE IX

ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

ARTICLE X

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

Endnotes

The undersigned, in pursuance of general corporation laws of the State of Nevada, does make and file this Certificate, hereby declaring and certifying the facts herein above stated are true and correct, and accordingly has set his hand this 22nd day of July, 2013.

MICAH ELDRED

President and Chairman of the Board

I, Christine Zitman, being the duly elected and presently serving Secretary of the above named corporation hereby certify that the vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power have voted in favor of the amendments is: 1,452,412 or 58.4% of issued and outstanding shares.

Christine Zitman

Secretary

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